Exhibit 10.2

FORM OF

TAX SHARING AGREEMENT

by and among

SARA LEE CORPORATION

AND ITS AFFILIATES

and

HANESBRANDS INC.

AND ITS AFFILIATES

i

5.2 Contest Provisions	25
5.3 Information for Shareholders	26

ARTICLE VI
DISPUTE RESOLUTION	26
6.1 Amicable Resolution	26
6.2 Arbitration	26

ARTICLE VII
MISCELLANEOUS	27
7.1 Effectiveness	27
7.2 Indemnification for Inaccurate, Incomplete or Untimely Information	27
7.3 Breach	27
7.4 Disclaimers	27
7.5 Payments	27
7.6 Changes in Law	28
7.7 Notices	29
7.8 Entire Agreement; Incorporation of Schedules and Exhibits	29
7.9 Authority	29
7.10 Governing Law	30
7.11 Successors and Assigns	30
7.12 Joint and Several Liability	30
7.13 Parties in Interest	30
7.14 Legal Enforceability; Waiver of Default	31
7.15 Action by Affiliates	31
7.16 Expenses	31
7.17 Confidentiality	31
7.18 Amendments and Waiver	31
7.19 No Implied Waivers; Cumulative Remedies; Writing Required	31
7.20 Limitation on Damages	32
7.21 Severability	32
7.22 SUBMISSION TO JURISDICTION	32
7.23 WAIVER OF JURY TRIAL	33
7.24 Construction	33
7.25 Counterparts	33
7.26 Delivery by Facsimile and Other Electronic Means	33

ii

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT, dated as of this [__]th day of [            ], 2006, by and among Sara Lee Corporation (“Sara Lee”), a Maryland corporation; each Affiliate of Sara Lee; Hanesbrands Inc. (“HBI”), a Maryland corporation and currently a direct, wholly owned subsidiary of Sara Lee; and each Affiliate of HBI. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, as of the date of this Agreement, Sara Lee and its direct and indirect domestic corporate subsidiaries are members of the Sara Lee Consolidated Group;

WHEREAS, the boards of directors of Sara Lee and HBI have each determined that it is appropriate and desirable for Sara Lee to contribute and transfer to HBI, and for HBI to receive and assume, directly or indirectly, assets and liabilities currently held directly or indirectly by Sara Lee and associated with the HBI Business (the “Restructuring”);

WHEREAS, as set forth in the Master Separation Agreement dated as of [            ], 2006 (the “Separation Agreement”), and subject to the terms and conditions thereof, Sara Lee intends to distribute all of its shares of HBI to Sara Lee shareholders pursuant to the Distribution;

WHEREAS, the Restructuring and Distribution are intended to qualify as a tax-free reorganization and distribution under Sections 368(a)(1)(D) and 355 of the Code; and

WHEREAS, in contemplation of the Distribution, Sara Lee and HBI desire to set forth their agreement on the rights and obligations of Sara Lee and HBI and their respective Affiliates with respect to the responsibility, handling and allocation of federal, state, local, and foreign Taxes, and various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants, and provisions of this Agreement, Sara Lee, HBI, and their respective Affiliates mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

“959 Dividend Exclusion” has the meaning prescribed in Section 2.12.

“Affiliate” means any corporation, partnership, limited liability company, or other entity directly or indirectly Controlled by the entity in question. For purposes of this Agreement, an Affiliate of Sara Lee shall not include any entity that is, or is also, an Affiliate of HBI.

“After Tax Amount” means any additional amount necessary to reflect (through a gross-up mechanism) the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Agreement” means this Tax Sharing Agreement, including any schedules, exhibits, and appendices attached hereto.

“Ancillary Agreements” has the meaning prescribed in the Separation Agreement.

“Cash Acquisition Merger” means a merger of a newly-formed subsidiary of HBI with a corporation, limited liability company, limited partnership, general partnership or joint venture (in each case, not previously owned, directly or indirectly, by HBI) solely for cash pursuant to which HBI acquires such corporation, limited liability company, limited partnership, general partnership or joint venture and no Equity Securities of HBI or any HBI Affiliate are issued, sold, redeemed, or acquired, directly or indirectly.

“CFC” means a “controlled foreign corporation” as defined in Section 957(a) of the Code.

“Code” means the Internal Revenue Code of 1986 (or, if relevant, the Internal Revenue Code of 1954), as amended, or any successor thereto, as in effect for the taxable period in question.

“Combined Jurisdiction” means, for any taxable period, any jurisdiction in which HBI or an HBI Affiliate is included in a consolidated, combined, or unitary return with Sara Lee or a Sara Lee Affiliate for state Income Tax or Other Tax purposes.

“Combined Return” means any combined, unitary, or consolidated return or report used in the determination of a state Income Tax or Other Tax liability.

“Control” means the ownership of stock or other securities possessing at least 50 percent of the total combined voting power of all classes of securities entitled to vote.

“Deferred Tax Assets” means, as of a given date, the amount of deferred tax benefits (including deferred tax consequences attributable to deductible temporary differences and carryforwards) that would be recognized as assets on a business enterprise’s balance sheet computed in accordance with GAAP, but without regard to valuation allowances.

“Deferred Tax Liabilities” means, as of a given date, the amount of deferred tax liabilities (including deferred tax consequences attributable to deductible temporary differences) that would be recognized as liabilities on a business enterprise’s balance sheet computed in accordance with GAAP, but without regard to valuation allowances.

“Deferred Taxes” means, as of a given date, the amount of Deferred Tax Assets, less the amount of Deferred Tax Liabilities. Deferred Taxes may be a net negative or positive amount, and shall be computed without regard to any payments to be made pursuant to Section 2.10.

“Distribution” has the meaning prescribed to that term in the Separation Agreement.

“Distribution Date” means the date on which the HBI stock is distributed by Sara Lee to its shareholders in a transaction intended to qualify as a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code.

“Employee Restricted Stock” means either Sara Lee Restricted Stock or HBI Restricted Stock.

“Employee Stock Option” means either a Sara Lee Stock Option or an HBI Stock Option.

“Equity Securities” means any stock or other equity securities treated as stock for Tax purposes, or options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Estimated Deferred Taxes” has the meaning prescribed in Section 2.10(a).

“Filing Party” has the meaning prescribed in Section 3.2(b).

“Final Deferred Taxes” has the meaning prescribed in Section 2.10(b).

“Final Determination” shall mean the final resolution of liability for any Tax for a taxable period, including any related interest, penalties or other additions to tax, (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency with respect to a Tax Item shall not constitute a Final Determination with respect to such Tax Item; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“GAAP” means United States generally accepted accounting principles as in effect on the Distribution Date, and to the extent permissible, consistent with the preparation of the June 30, 2005 audited consolidated financial statements of Sara Lee and its Affiliates.

“Gain Recognition Agreement” means any agreement to recognize gain described in Treasury Regulation Section 1.367(a)-8 to which Sara Lee or any Sara Lee Affiliate is a party.

“HBI” has the meaning prescribed in the preamble to this Agreement.

“HBI Business” has the meaning prescribed to the term “Branded Apparel Business” in the Separation Agreement.

“HBI Employee” means an employee of HBI or any HBI Affiliate immediately after the Distribution.

“HBI Group” means the group of corporations that, immediately after the Distribution Date, will be members of the affiliated group of corporations of which HBI is the common parent (within the meaning of Section 1504 of the Code). For purposes of this definition, it is assumed that HBI will elect to file consolidated federal income tax returns with HBI as the common parent for the taxable year beginning immediately after the Distribution.

“HBI Opening Balance Sheet” means the opening GAAP balance sheet for the consolidated financial statements for HBI and its Affiliates for the period which begins immediately after the Distribution.

“HBI Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of HBI and its Affiliates in connection with the issuance of a Tax Opinion or Tax Ruling.

“HBI Restricted Stock” means HBI common stock received by an HBI Employee or Sara Lee Employee in connection with his or her employment, which stock has not yet been included in the income of such Employee as of the Distribution Date.

“HBI Stock Option” means an Option to acquire HBI common stock received by an HBI Employee or Sara Lee Employee in connection with his or her employment, which Option has not yet been exercised as of the Distribution Date.

“Income Taxes” means all federal, state, local, and foreign income Taxes or other Taxes based on income or net worth including, without limitation, the Michigan “single business tax” set forth at MCL sections 208.1 to 208.145, the Ohio “Commercial Activity Tax” set forth in Ohio Rev. Code Ann. §§ 5751.01 through 5751.99, the Ohio “personal property tax” set forth in Ohio Rev. Code Ann. §§ 319, 323, 5701, 5705, 5709, 5711, and 5719, the New Jersey “alternative minimum assessment” on corporations set forth in N.J. Rev. Stat. § 54:10A-5, the New Jersey “litter-generating products tax” set forth in N.J. Rev. Stat. § 13:1E-216(a), the Texas “franchise tax” set forth in Title 2, Subtitle F, Chapter 171 of the Texas Tax Code Annotated, the California “franchise tax” set forth in Cal. Rev. & Tax Code § 23151, the “Business Privilege Tax” set forth in Tennessee Code section 67-4-709, the Philadelphia “business privilege tax” set forth in Philadelphia Code section 19-2604, the North Carolina “Franchise Tax” set forth in N.C. Gen. Stat. §§ 105-122, and any other franchise or similar Taxes.

“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“Liability Issue” has the meaning prescribed in Section 5.1(c).

“Non-filing Party” has the meaning prescribed in Section 3.2(b).

“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

“Other Taxes” means all taxes other than Income Taxes, including (but not limited to) transfer, sales, use, payroll, property, and unemployment Taxes.

“Owed Party” has the meaning prescribed in Section 7.5.

“Owing Party” has the meaning prescribed in Section 7.5.

“Permitted Transaction” means any transaction that satisfies the requirements of Section 4.2(j).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, association, union, governmental authority or other entity, enterprise, authority or organization.

“Post-Distribution Tax Period” means, with respect to a given entity, any taxable period (or portion thereof) for which a Tax Return is filed, if such period begins after the Distribution Date. By way of example, if the Distribution Date were to occur on July 31, 2006, then for federal Income Tax purposes the taxable year beginning August 1, 2006 would constitute a Post-Distribution Tax Period with respect to the members of the HBI Group immediately after the Distribution Date.

“Pre-Distribution Tax Period” means, with respect to a given entity, any taxable period (or portion thereof) for which a Tax Return is filed, if such period ends on or before the Distribution Date. By way of example, if the Distribution Date were to occur on July 31, 2006, then for federal Income Tax purposes the period from July 1, 2006 through July 31, 2006 would constitute a Pre-Distribution Tax Period with respect to the members of the HBI Group immediately after the Distribution Date, even though the taxable income of those corporations for such period is includable on the Sara Lee Consolidated Group’s Tax Return for that Group’s taxable year ending June 30, 2007.

“Reportable Transaction” means a reportable or listed transaction as defined in Section 6011 of the Code or Treasury Regulations thereunder.

“Representation Letter” means the HBI Representation Letter and the Sara Lee Representation Letter.

“Responsible Party” has the meaning prescribed in Section 5.2.

“Restricted Stock” means either Sara Lee Restricted Stock or HBI Restricted Stock.

“Restriction Period” means the period beginning on the date hereof and ending on the second anniversary of the Distribution Date.

“Restructuring” has the meaning prescribed in the recitals to this Agreement.

“Ruling Documents” means the Ruling Request, the appendices, attachments and exhibits thereto, and any additional or supplemental information submitted to the IRS in connection with the Ruling Request.

“Ruling Request” means the private letter ruling request filed by Sara Lee with the IRS dated March 31, 2006 pertaining to certain Tax aspects of the Restructuring and the Distribution.

“Sara Lee” has the meaning prescribed in the preamble to this Agreement.

“Sara Lee Businesses” means the present and future businesses of Sara Lee and any Sara Lee Affiliate, other than the HBI Business.

“Sara Lee Employee” means an employee of Sara Lee or any Sara Lee Affiliate immediately after the Distribution.

“Sara Lee Consolidated Group” means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Sara Lee is the common parent prior to the Distribution Date.

“Sara Lee Group” means the group of corporations that, immediately after the Distribution Date, are members of the affiliated group of corporations of which Sara Lee is the common parent (within the meaning of Section 1504 of the Code).

“Sara Lee Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of Sara Lee and its Affiliates in connection with the issuance of a Tax Opinion or Tax Ruling.

“Sara Lee Restricted Stock” means Sara Lee common stock received by a Sara Lee or HBI Employee in connection with his or her employment, which stock has not yet been included in the income of such Employee as of the Distribution Date.

“Sara Lee Shareholder Tax Indemnity Payment” has the meaning prescribed in Section 4.2 hereof.

“Sara Lee Stock Option” means an Option to acquire Sara Lee common stock received by a Sara Lee or HBI Employee in connection with his or her employment, which Option has not yet been exercised as of the Distribution Date.

“Separation Agreement” has the meaning prescribed in the recitals to this Agreement.

“Straddle Period” means, with respect to a given entity, any state, local, or foreign taxable period beginning on or before the Distribution Date and ending after the Distribution Date; provided, however, that for the avoidance of doubt, the term “Straddle Period” shall not include any federal income taxable period of the Sara Lee Consolidated Group or Sara Lee Group. By way of example, if the Distribution Date were to occur on July 31, 2006, then for North Carolina franchise tax purposes, the period from July 1, 2006 through June 30, 2007 would constitute a Straddle Period with respect to the North Carolina franchise tax return.

“Supplemental Ruling” means any IRS private letter ruling issued in connection with the Restructuring and/or the Distribution other than the Ruling Request.

“Supplemental Ruling Documents” means the Supplemental Ruling Request, the appendices, attachments and exhibits thereto, and any additional or supplemental information submitted to the IRS in connection with the Supplemental Ruling Request.

“Supplemental Ruling Request” means the Supplemental Ruling request filed by Sara Lee with the IRS pertaining to certain Tax aspects of the Restructuring and/or the Distribution.

“Subpart F Pre-Distribution Inclusion” has the meaning prescribed in Section 2.12.

“Tax” and “Taxes” mean any form of taxation, whenever created or imposed, and whenever imposed by a Taxing Authority, and without limiting the generality of the foregoing, shall include any net income, alternative or add-on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, annual report, or other tax, government fee, or other like assessment or charge, of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amount imposed by any such Taxing Authority; provided, however, that “Tax” and “Taxes” shall not include any amount owed to a federal, state, local, or foreign government under the laws governing unclaimed property or escheat.

“Tax Asset” means any Tax Item that has accrued for Tax purposes (including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable contribution deduction, credit related to alternative minimum tax and any other Tax credit), that could reduce a Tax in the taxable period in which it accrued, but which is available to reduce a Tax in a later taxable period.

“Taxing Authority” means any national, municipal, governmental, state, federal, foreign, or other body, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Benefit” means, without double counting, the sum of (i) the amount of the reduction in the Tax liability of an entity (or of the consolidated or combined group of which it is a member), whether temporary or permanent, for any taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Tax liability of the entity (or the consolidated or combined group of which it is a member), and (ii) the amount by which the entity’s (or consolidated or combined group of which it is a member) Deferred Taxes are decreased as a result of such adjustment, addition, or deletion.

“Tax Controversy” has the meaning prescribed in Section 5.2(a).

“Tax Detriment” means, without double counting, the sum of (i) the amount of the increase in the Tax liability of an entity (or of the consolidated or combined group of which it is a member), whether temporary or permanent, for any taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Tax liability of the entity (or the consolidated or combined group of which it is a member), and (ii) the amount by which the entity’s (or consolidated or combined group of which it is a member) Deferred Taxes are increased as a result of such adjustment, addition, or deletion.

“Tax-Free Status” means the qualification of the Restructuring and the Distribution as a tax-free reorganization (i) described in Sections 355(a) and 368(a)(1)(D) of the Code, (ii) in which the stock distributed thereby is qualified property for purposes of Section 361(c) of the Code, (iii) in which each of Sara Lee, the Sara Lee Affiliates, HBI, and the HBI Affiliates recognize no income or gain other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, and (iv) in which no gain or loss is recognized by (and no amount is included in the income of) holders of Sara Lee common stock upon the receipt of HBI common stock pursuant to the Restructuring and Distribution, other than cash in lieu of fractional shares.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Income Taxes paid or payable in any taxable period.

“Tax Opinion” means an opinion issued to Sara Lee by a law firm or an accounting firm with respect to the qualification of the Restructuring and the Distribution for treatment under Sections 355 and 368(a)(1)(D) of the Code.

“Tax Package” means the information and documents in the possession of HBI and its Affiliates that are reasonably necessary for the preparation of a Tax Return by Sara Lee, the Sara Lee Group, the Sara Lee Consolidated Group, or a Sara Lee Affiliate with respect to a Pre-Distribution Tax Period or a Straddle Period, assembled in all material respects in accordance with the standards that Sara Lee has heretofore applied to divisions and Affiliates of Sara Lee.

“Tax Return” means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund or amended returns, that may be filed for any taxable period with any Taxing Authority in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

“Tax Ruling” means the IRS private letter ruling to be issued to Sara Lee in connection with the Ruling Request.

“Transitional Services Agreement” means the Master Transition Services Agreement between Sara Lee and HBI dated as of                     , 2006, and any appendices attached thereto.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

RESPONSIBILITY FOR TAXES

2.1 Responsibility and Indemnification for Taxes.

(a) From and after the Distribution Date, without duplication, each of Sara Lee and HBI shall be responsible for, and shall pay its respective share of, the liability for Taxes of Sara Lee, HBI and their respective Affiliates, as provided in this Agreement. Sara Lee and its Affiliates shall indemnify and hold harmless HBI and its Affiliates from any Taxes for which Sara Lee is responsible pursuant to this Agreement. HBI and its Affiliates shall indemnify and hold harmless Sara Lee and its Affiliates from any Taxes for which HBI is responsible pursuant to this Agreement.

(b) Payments to Taxing Authorities and between the parties, as the case may be, shall be made in accordance with the provisions of this Agreement.

2.2 Income Taxes.

(a) Sara Lee shall be responsible for all Income Taxes (i) for any Pre-Distribution Tax Period of HBI and its Affiliates; (ii) for any Straddle Period of HBI and its Affiliates, but only to the extent allocated to Sara Lee pursuant to Section 2.4; and (iii) imposed under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state, local or foreign laws or regulations on HBI or an Affiliate as a result of such company being a member of a consolidated, combined, or unitary group with Sara Lee or any Sara Lee Affiliate during any Tax period.

(b) HBI shall be responsible for all Income Taxes (i) of HBI and its Affiliates which are not the responsibility of Sara Lee pursuant to Section 2.2(a) (including, without limitation, Income Taxes for Post-Distribution Tax Periods of HBI and its Affiliates); and (ii) of Sara Lee and its Affiliates attributable to acts or omissions of HBI or its Affiliates taken after the Distribution (other than acts or omissions in the ordinary course of business or otherwise contemplated by the Separation Agreement and Ancillary Agreements).

2.3 Other Taxes.

(a) HBI shall be responsible for all Other Taxes attributable to HBI and its Affiliates or to the HBI Business, or resulting from the Restructuring and Distribution for all Pre-Distribution Tax Periods, Straddle Periods, and Post-Distribution Tax Periods.

(b) Sara Lee shall be responsible for all Other Taxes attributable to Sara Lee and its Affiliates (other than HBI and its Affiliates) and to its business activities other than the HBI Business for all Pre-Distribution Tax Periods, Straddle Periods, and Post-Distribution Tax Periods.

2.4 Allocation of Certain Income Taxes and Income Tax Items.

(a) If Sara Lee, HBI or any of their respective Affiliates is permitted but not required under applicable United States Federal, state, local or foreign Tax laws to treat the Distribution Date as the last day of a taxable period, then the parties shall treat such day as the last day of a taxable period under such applicable Tax law, and shall file any elections necessary or appropriate to such treatment; provided that this Section 2.4(a) shall not be construed to require Sara Lee to change its taxable year.

(b) Transactions occurring, or actions taken, on the Distribution Date but after the Distribution outside the ordinary course of business by, or with respect to, HBI or any of its Affiliates shall be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (and under any comparable or similar provision under state, local or foreign laws or regulations, provided that if there is no comparable or similar provision under state, local or foreign laws or regulations, then the transaction will be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)) and as such shall for purposes of this Agreement be treated (and consistently reported by the parties) as occurring in a Post-Distribution Tax Period of HBI or an HBI Affiliate, as appropriate.

(c) Any Taxes for a Straddle Period with respect to HBI and/or its Affiliates (or entities in which HBI and/or one of its Affiliates has an ownership interest) shall, for purposes of this Agreement, be apportioned between Sara Lee and HBI based on the portion of the period ending on and including the Distribution Date and the portion of the period beginning after the Distribution Date, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). Any allocation of income or deductions required to determine any Income Taxes for a Straddle Period shall be made by means of a closing of the books and records of HBI and its Affiliates as of the close of business on the Distribution Date; provided that (i) Sara Lee may elect to allocate Tax Items (other than any extraordinary Tax Items) ratably in the month in which the Distribution occurs (and if Sara Lee so elects, HBI shall so elect) as described in Treasury Regulation Section 1.1502-76(b)(2)(iii) and corresponding provisions of state, local, and foreign Tax laws; and (ii) subject to (i), exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method, (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on and including the Distribution Date and the period beginning after the Distribution Date based on the number of days for the portion of the Straddle Period ending on and including the Distribution Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Distribution Date, on the other hand.

(d) Tax attributes determined on a consolidated or combined basis for taxable periods ending before or including the Distribution Date shall be allocated to Sara Lee and its Affiliates, and HBI and its Affiliates, in accordance with the Code and the Treasury Regulations (and any applicable state, local, or foreign law or regulation). Sara Lee shall reasonably determine the amounts and proper allocation of such attributes, and the Tax basis of the assets and liabilities transferred to HBI in connection with the Restructuring and Distribution, as of the Distribution Date; provided that HBI shall be entitled to participate in such determination. Sara Lee and HBI agree to compute their Tax liabilities for taxable periods after the Distribution Date consistent with that determination and allocation, and treat the Tax Assets and Tax Items as reflected on any federal (or applicable state, local or foreign) Income Tax Return filed by the parties as presumptively correct.

2.5 Tax Refunds. Except as provided in Section 2.6:

(a) Sara Lee shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) and credits with respect to any Tax for which Sara Lee is responsible under Section 2.1. HBI shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) and credits with respect to any Tax for which HBI is responsible under Section 2.1.

(b) HBI and Sara Lee shall each forward to the other party, or reimburse such other party for, any refunds received by the first party and due to such other party pursuant to this Section. Where a refund is received in the form of a credit against other or future Tax liabilities, reimbursement with respect to such refund shall be due in each case on the due date for payment of the Tax against which such refund has been credited. All payments made pursuant to this Section 2.5 shall describe in reasonable detail the basis for the calculation of the amount being paid.

(c) If one party reasonably so requests, the other party (at the first party’s expense) shall file for and pursue any refund to which the first party is entitled under this

Section; provided that the other party need not pursue any refund on behalf of the first party unless the first party provides the other party a certification by an appropriate officer of the first party setting forth the first party’s belief (together with supporting analysis) that the Tax treatment of the Tax Items on which the entitlement to such refund is based is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.

(d) If the other party pays any amount to the first party under this Section 2.5 and, as a result of a subsequent Final Determination, the first party is not entitled to some or all of such amount, the other party shall notify the first party of the amount to be repaid to the other party, and the first party shall then repay such amount to the other party, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Taxing Authority relating thereto.

2.6 Carrybacks.

(a) Notwithstanding anything in this Agreement, HBI shall file (or cause to be filed) on a timely basis any available election to waive the carryback of net operating losses, Tax credits or other Tax Items by HBI or any Affiliate from a Post-Distribution Tax Period to a Straddle Period or Pre-Distribution Tax Period. Such elections shall include, but not be limited to, the election described in Treasury Regulation Section 1.1502-21T(b)(3)(ii)(B), and any analogous election under state, local, or foreign Income Tax laws, to waive the carryback of net operating losses for federal Income Tax purposes.

(b) If, notwithstanding the provisions of Section 2.6(a), HBI is required to carryback losses or credits, HBI shall be entitled to any refund of any Tax obtained by Sara Lee or a Sara Lee Affiliate as a result of the carryback of losses or credits of HBI or its Affiliate from any Post-Distribution Tax Period to any Pre-Distribution Tax Period. Such refund is limited to the net amount received by Sara Lee or a Sara Lee Affiliate (by refund, offset against other Taxes, or otherwise), net of any Tax Detriment incurred by Sara Lee or such Affiliate resulting from such refund. Upon request by HBI, Sara Lee shall advise HBI of an estimate of any Tax Detriment Sara Lee projects will be associated with any carryback of losses or credits of HBI or its Affiliates as provided in this Section 2.6(b).

(c) If HBI has a Tax Item that must be carried back to any Pre-Distribution Tax Period, HBI shall notify in writing Sara Lee that such Tax Item must be carried back. Such notification shall include a description in reasonable detail of the ground for the refund and the amount thereof, and a certification by an appropriate officer of HBI setting forth HBI’s belief (together with supporting analysis) that the Tax treatment of such Tax Item is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.

(d) If Sara Lee pays any amount to HBI under Section 2.6(b) and, as a result of a subsequent Final Determination, HBI is not entitled to some or all of such amount, Sara Lee shall notify HBI of the amount to be repaid to Sara Lee, and HBI shall then repay such amount to Sara Lee, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Taxing Authority relating thereto.

2.7 Audit Adjustments.

(a) If as a result of any Final Determination there is an adjustment to any Tax Return relating, in whole or in part, to Tax for which Sara Lee is responsible under Section 2.1, and if such adjustment results in both (i) a Tax Detriment to Sara Lee or one or more of its Affiliates for any taxable period and (ii) a Tax Benefit to HBI or one or more of its Affiliates for any Post-Distribution Tax Period (or portion of a Straddle Period allocable to HBI), then HBI shall pay to Sara Lee an amount equal to the lesser of such Tax Benefit and such Tax Detriment.

(b) If as a result of any Final Determination there is an adjustment to any Tax Return relating, in whole or in part, to Tax for which HBI is responsible under Section 2.1, and if such adjustment results in both (i) a Tax Detriment to HBI or one or more of its Affiliates for any Post-Distribution Tax Period (or portion of a Straddle Period allocable to HBI) and (ii) a Tax Benefit to Sara Lee or one or more of its Affiliates for any taxable period, then Sara Lee shall pay to HBI an amount equal to the lesser of such Tax Benefit and such Tax Detriment.

(c) Payments provided for under this Section 2.7 shall be made the later of (i) the date of the Final Determination giving rise to the adjustment, and (ii) at the earlier of such time or times that (A) a party realizes the Tax Benefit, whether by way of a reduction in Taxes, refund, offset against other Taxes, or otherwise, or (B) such Tax Benefit causes an increase in a party’s Deferred Tax Assets. If a payment to be made pursuant to this Section 2.7 has been deferred because the party entitled to a Tax Benefit has not yet realized such Tax Benefit or such Tax Benefit has not yet increased that party’s Deferred Tax Assets, then such party shall provide the other party on an annual basis a certification by an appropriate officer of such first party that such Tax Benefit has not yet been realized and that such Tax Benefit has not yet increased that party’s Deferred Tax Assets, or a computation of the amount of such Tax Benefit realized in the prior year or the amount such Tax Benefit increased that party’s Deferred Tax Assets, together with information reasonably necessary to support the statements contained in the certification. Failure of such party to provide such certification within 30 days after receiving written notice requesting such notification from the other party shall be deemed conclusive evidence that the entire amount of such Tax Benefit has been realized as of such date.

2.8 Timing of Certain Payments.

(a) Any payment required to be made pursuant to Article II shall be made by the party obligated to make such payment (i) in the case of a refund of Tax, within fourteen (14) days after receipt (whether by way of payment, credit, or offset against any payments due or otherwise) of such refund or (ii) in the case of a payment of Tax, the later of (x) fourteen (14) days prior to the due date for payment of such Tax and (y) the delivery of written demand for the payment hereunder to the party obligated to make such payment hereunder.

(b) All payments and demands for payment shall be accompanied by a calculation setting forth in reasonable detail the basis for the amount paid or demanded.

2.9 Treatment of Restricted Stock, Stock Options, and Deferred Compensation.

(a) To the extent permitted by law, Sara Lee (or the appropriate Sara Lee Affiliate) shall claim all Tax deductions arising by reason of the grant or vesting of Employee Restricted Stock, and by reason of exercises of Employee Stock Options, at the time such Tax deduction can be claimed, provided that such Employee Restricted Stock or Employee Stock Option is then held by a Sara Lee Employee. To the extent permitted by law, HBI (or the appropriate HBI Affiliate) shall claim all Tax deductions arising by reason of the grant or vesting of Employee Restricted Stock, and by reason of exercises of Employee Stock Options, at the time such Tax deduction can be claimed, provided that such Employee Restricted Stock or Employee Stock Option is then held by an HBI Employee. To the extent permitted by law, HBI (or the appropriate HBI Affiliate) shall claim all Tax deductions arising by reason of the payment (or inclusion in income) of compensation the receipt of which was deferred by an HBI Employee prior to the Distribution Date, the payment of which will occur after the Distribution Date, and the obligation to make such payment is assumed by HBI in connection with the Restructuring and Distribution.

(b) If, pursuant to a Final Determination, all or any part of a Tax deduction claimed by a party (or Affiliate thereof) pursuant to Section 2.9(a) is disallowed, then, to the extent permitted by law, the other party (or Affiliate thereof) shall claim such Tax deduction. If such other party (or Affiliate thereof) realizes a Tax Benefit from the claiming of such Tax deduction, such other party (or Affiliate) shall pay the amount of such Tax Benefit (net of any Tax Detriment suffered by the payor) to the party who originally claimed the Tax deduction.

(c) The party (or Affiliate thereof) initially claiming the Tax deduction described in Section 2.9(a) shall withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to the taxation of the Restricted Stock, Option, or deferred compensation with respect to which the Tax deduction is claimed. The parties to this Agreement shall cooperate so as to permit the party initially claiming such deduction to discharge any applicable Tax withholding and Tax reporting obligations.

2.10 True-Up Payment for Deferred Taxes.

(a) On or before the Distribution Date, Sara Lee shall provide to HBI a computation of the estimated Deferred Taxes attributable to the United States and Canadian operations of HBI and its Affiliates that would be included on the HBI Opening Balance Sheet (“Estimated Deferred Taxes”). HBI shall have the right to participate in the computation of the Estimated Deferred Taxes.

(b) Within 180 days following the filing of the final Tax Return for the Sara Lee Consolidated Group that includes the Distribution Date, Sara Lee shall deliver to HBI a computation of the amount of Deferred Taxes attributable to the United States and Canadian operations of HBI and its Affiliates that would be included on the HBI Opening Balance Sheet, as finally determined by Sara Lee in consultation with its independent financial auditors (“Final Deferred Taxes”). HBI shall have the right to participate in the computation of the Final Deferred Taxes.

(c) If the substitution of the amount of Final Deferred Taxes for Estimated Deferred Taxes on the HBI Opening Balance sheet causes a decrease in the net book value of the HBI Opening Balance Sheet, then Sara Lee shall pay HBI the amount of such decrease as provided in Section 2.8(a). If the substitution of the amount of Final Deferred Taxes for Estimated Deferred Taxes on the HBI Opening Balance sheet causes an increase in the net book value of the HBI Opening Balance Sheet, then HBI shall pay Sara Lee the amount of such increase as provided in Section 2.8(a).

(d) No further payments with respect to Deferred Taxes shall be made beyond that provided for in this Section 2.10.

2.11 Successor Employer Status. Sara Lee and HBI shall, to the extent permitted by law, (i) treat HBI and its Affiliates (as applicable) as a “successor employer” and Sara Lee and its Affiliates (as applicable) as a “predecessor,” within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to employees of the HBI Business that were employed by HBI and its Affiliates starting on January 1, 2006 for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such employee for the calendar year in which the Distribution occurs.

2.12 Subpart F Income.

(a) Notwithstanding anything to the contrary in this Agreement, if (i) HBI or any of its Affiliates receive a distribution of cash or other property from any CFC during any Straddle Period or Post-Distribution Tax Period of that CFC, (ii) some or all of that distribution is excluded from the gross income of the HBI Group by operation of Section 959(a) of the Code (any amount so excluded called the “959 Dividend Exclusion”), and (iii) some or all of the 959 Dividend Exclusion occurred because the earnings and profits of the CFC supporting the distribution, if any, were allocable (within the meaning of Section 959(c) of the Code) to earnings and profits that (a) occurred during a Pre-Distribution Tax Period of that CFC, and (b) were included in the gross income of the Sara Lee Consolidated Group by reason of its ownership of that CFC’s stock on the last day of that Pre-Distribution Tax Period (any amounts so allocable called the “Subpart F Pre-Distribution Inclusion”), then HBI shall pay an amount to Sara Lee equal to the lesser of the Tax Detriment to Sara Lee of the Subpart F Pre-Distribution Inclusion and the Tax Benefit to HBI of the 959 Dividend Exclusion.

(b) Within 30 days after a Straddle Period Tax Return is filed for any HBI Affiliate that is a CFC, Sara Lee shall provide to HBI a schedule (which may be amended from time to time) containing a good faith estimate of the total amount of earnings and profits of that CFC that has been included in the gross income of a United States shareholder (as that term is defined in Section 951(b) of the Code) under Section 951(a) of the Code as of the last day of that Straddle Period, but has yet to be allocated (within the meaning of Section 959(c) of the Code) to any distributed amounts.

ARTICLE III

TAX RETURNS AND INFORMATION EXCHANGE

3.1 Tax Return Preparation Responsibility; Payment of Taxes Shown Thereon.

(a) Sara Lee shall prepare and file all (i) Income Tax Returns for the Sara Lee Consolidated Group and Sara Lee Group, and all Combined Returns in any Combined Jurisdiction, (ii) all other United States federal, state, and local Income Tax Returns for Sara Lee and its Affiliates (including HBI and its Affiliates) for Pre-Distribution Tax Periods, (iii) Canadian federal, provincial, and local Income Tax Returns for Sara Lee and its Affiliates (including HBI and its Affiliates) for Pre-Distribution Tax Periods, (iv) Puerto Rican local Income Tax Returns for Sara Lee and its Affiliates (including HBI and its Affiliates) for Pre-Distribution Tax Periods, (v) Income Tax Returns for Sara Lee and its Affiliates for Post-Distribution Tax Periods, and (vi) Tax Returns pertaining to Other Taxes for which Sara Lee is responsible pursuant to Section 2.1.

(b) HBI shall prepare and file all (i) Income Tax Returns for the HBI Group, (ii) Income Tax Returns for HBI and its Affiliates for Pre-Distribution Tax Periods for all jurisdictions other than those for which Sara Lee is responsible for preparation and filing under Section 3.1(a), (iii) Income Tax Returns for HBI and its Affiliates for Post-Distribution Tax Periods, and (iv) Tax Returns pertaining to Other Taxes for which HBI is responsible pursuant to Section 2.1. HBI shall not file (or allow any HBI Affiliate to file) any amended Income Tax Return or refund claim for any Pre-Distribution Tax Period or for any Straddle Period.

(c) HBI shall prepare and file all Income Tax Returns for HBI and its Affiliates for Straddle Periods of such companies; provided, however, that Sara Lee shall prepare and file any Income Tax Returns for HBI and its Affiliates for Straddle Periods of such companies if Sara Lee provides notice to HBI within 45 days after the end of such Straddle Period that Sara Lee is exercising its right to prepare such Tax Return.

(d) Sara Lee and its Affiliates shall be responsible for the remitting of payment of any Taxes shown on a Tax Return for which it is responsible for the preparation and filing thereof pursuant to Section 3.1(a), or has assumed the responsibility for the preparation and filing of pursuant to Section 3.1(c). HBI and its Affiliates shall be responsible for the payment of any Taxes shown on a Tax Return for which it is responsible for the preparation and filing thereof pursuant to Section 3.1(b) or 3.1(c).

(e) If Sara Lee remits a Tax payment pursuant to Section 3.1(d), but HBI is responsible pursuant to Article II for all or a portion of the Tax shown on the applicable Tax Return, then HBI shall pay to Sara Lee that portion of the Tax shown on such Tax Return for which HBI is responsible pursuant to Article II. If HBI remits a Tax payment pursuant to Section 3.1(d), but Sara Lee is responsible pursuant to Article II for all or a portion of the Tax shown on the applicable Tax Return, then Sara Lee shall pay to HBI that portion of the Tax shown on such Tax Return for which Sara Lee is responsible pursuant to Article II. Nothing in this Section 3.1(e) shall affect the allocation of responsibility for Taxes as set forth in Article II.

3.2 Review of Tax Returns. Sara Lee, with respect to those Income Tax Returns prepared by Sara Lee described in Sections 3.1(a)(ii), 3.1(a)(iii), and 3.1(a)(iv), HBI, with respect to those Income Tax Returns prepared by HBI described in Section 3.1(b)(ii), and the party responsible for preparing and filing Straddle Period Income Tax Returns pursuant to Section 3.1(c) (in each case, the “Filing Party”, and such other party the “Non-filing Party”) shall prepare and file such Tax Returns in a manner consistent with past Tax reporting practices with respect to the HBI Business. The Filing Party shall provide the Non-Filing Party with a draft of each Income Tax Return with respect to a Straddle Period at least 15 days prior to the due date for filing thereof, if such draft shows Tax for which the Non-Filing Party is responsible pursuant to this Agreement. The Non-Filing Party shall have the right to review and approve (which approval shall not be unreasonably withheld) each such Income Tax Return within 7 days following its receipt thereof. The Filing Party and Non-Filing Party shall attempt in good faith mutually to resolve any disagreements regarding such Income Tax Returns prior to the due date for filing thereof; provided, that the failure to resolve all disagreements prior to such date shall not relieve the Filing Party of its obligation to file (or cause to be filed) any such Income Tax Return. If the draft of any such Tax Return does not show Tax for which the Non-filing Party is responsible pursuant to this Agreement, the Non-filing Party shall have the right to comment on any such Tax Return within the 7 day period following receipt thereof; provided that the Filling Party shall not be obligated to prepare the Tax Return in accordance with such comments.

3.3 Certain Items Related to Tax Return Preparation.

(a) Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement and the Separation Agreement and, to the extent not inconsistent with this Agreement, the Separation Agreement or applicable law, any Tax Ruling, Ruling Documents, Tax Opinion, or Representation Letter. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Agreement; provided, that if a Tax Return is to be signed by an officer of a company different from the party responsible for filing such Tax Return, each party hereto shall have (or cause its Affiliate to have) the appropriate officer sign such Tax Return promptly after presentation thereof for signature.

(b) Except as otherwise specifically provided for in this Agreement, Sara Lee shall have the exclusive right, in its reasonable discretion, with respect to any Tax Return for which it is (or has elected to become) responsible for the filing thereof pursuant to this Agreement, to determine (i) the manner in which such Tax Return shall be prepared and filed, including the accounting methods, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported; (ii) whether any extensions may be requested; (iii) the election(s) that will be made by Sara Lee, any Sara Lee Affiliate, HBI, or any HBI Affiliate on such Tax Return; (iv) whether any amended Tax Return(s) shall be filed; (v) whether any claim(s) for refund shall be made; (vi) whether any refund shall be paid by way of refund or credited against any liability for the related Tax; and (vii) whether to retain outside firms to prepare or review such Tax Returns; provided, that Sara Lee shall prepare all Tax Returns for which it has (or has assumed) filing responsibility, to the extent such Tax Returns reflect activities of the HBI Business, in a manner consistent with past Tax reporting practices with respect to the HBI Business, except as required by law or regulation.

(c) Within 90 days after filing the U.S. federal Income Tax Return for the Sara Lee Consolidated Group for the tax year that includes the Distribution Date, at the written request of HBI, Sara Lee shall notify HBI of the Tax attributes associated with HBI and each of its Affiliates, and the Tax bases of the assets and liabilities, transferred to HBI in connection with the Restructuring and Distribution. Any changes in such Tax attributes or Tax bases arising thereafter shall be communicated by Sara Lee to HBI within 90 days after such change is made or there is a Final Determination of such change.

(d) Sara Lee and HBI agree to take (or refrain from taking) any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided that such action does not result in any additional cost not fully compensated for by the requesting party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

(e) Nothing in this Agreement shall be construed as a guarantee or representation of the existence or amount of any loss, credit, carryforward, basis or other Tax Item or Tax Asset, whether past, present or future, of Sara Lee, HBI, or their respective Affiliates.

3.4 Tax Information Exchanges and Tax Services.

(a) In connection with each Tax Return required under this Agreement to be filed by Sara Lee after the date hereof, HBI shall provide Sara Lee, no later than 90 days after the Distribution Date (provided, however, in the case of any taxable period ending on June 30, 2006, no later than September 15, 2006), a Tax Package for the purpose of preparing such Tax Return. HBI shall timely furnish to Sara Lee such additional information and documents as Sara Lee may reasonably request. The parties acknowledge that such information may include materials regarding accounting, accounting records, income and expense, costs and cost production, background, research and development, comparables, marketing, suppliers and customers, and other information regarding the HBI Business related to the Tax treatment of such business. Upon request by Sara Lee, an appropriate officer of HBI shall provide written certification that, to such officer’s best knowledge and belief, all information provided pursuant to this Section 3.4 is accurate and complete in all material respects. HBI shall also make available employees and officers of HBI and its Affiliates as Sara Lee may reasonably request in connection with such Tax Return preparation by Sara Lee. HBI shall be responsible for the cost (without reimbursement from Sara Lee) of furnishing to Sara Lee the Tax Package, additional information, documents and employees and officers provided for in this Section 3.4(a). HBI shall provide the relevant information contained in the Tax Package in the format required by the IRS (or analogous state, local, or foreign agency) for electronic filing.

(b) If HBI fails to provide any information required by Section 3.4(a) within the time period specified, Sara Lee (i) shall be permitted, upon 48 hours’ notice, to use its own employees or agents to view or obtain the materials contemplated in Section 3.4(a) from HBI’s facilities, and (ii) may file the applicable Tax Return based on the information available to Sara Lee at the time such Tax Return is due. HBI and its Affiliates shall (i) reimburse Sara Lee for any internal or incremental costs incurred by Sara Lee in having its employees or agents view or obtain such material, and (ii) be responsible for and shall indemnify and hold harmless Sara Lee and its Affiliates from Taxes or other costs imposed on Sara Lee or any of its Affiliates, to the extent resulting from HBI’s failure to provide such information in a timely manner.

ARTICLE IV

TAX TREATMENT OF THE DISTRIBUTION

4.1 Representations.

(a) Ruling Documents. HBI hereby represents and warrants that (i) it has examined the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of HBI, the HBI Affiliates, or the HBI Business), and (ii) to the extent in reference to HBI, the HBI Affiliates, or the HBI Business, the facts presented and the representations made therein are true, correct, and complete.

(b) Tax-Free Status. HBI hereby represents and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action, or knows of any circumstance, that could reasonably be expected to (i) cause the Restructuring and/or the Distribution not to have Tax-Free Status or (ii) cause any representation or factual statement made in this Agreement, the Separation Agreement and the other Ancillary Agreements, the Tax Ruling, the Tax Opinion, or the HBI Representation Letter to be untrue in a manner that would have an adverse effect on the Tax-Free Status of the Restructuring and/or the Distribution.

(c) Plan or Series of Related Transactions. HBI hereby represents and warrants that, to the knowledge of HBI and the management of HBI, neither the Restructuring nor the Distribution are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a fifty-percent or greater interest (within the meaning of Sections 355(d) and (e) of the Code) in HBI or any successor to HBI.

4.2 Covenants.

(a) Actions Consistent with Representations and Covenants. HBI shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) take any action, and HBI shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant, or representation in this Agreement, the Separation Agreement and the other Ancillary Agreements, the Tax Ruling, the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of HBI, the HBI Affiliates, or the HBI Business), the Tax Opinion, or the HBI Representation Letter.

(b) Preservation of Tax-Free Status; HBI Business. HBI shall not take any action (including, but not limited to, any cessation, transfer or disposition of all or any portion of the HBI Business; payment of extraordinary dividends to shareholders; and acquisitions or issuances of stock) or permit any HBI Affiliate to take any such action, and HBI shall not fail to take any such action or permit any HBI Affiliate to fail to take any such action where such action or failure to act would have an adverse effect on the Tax-Free Status of the Restructuring and/or the Distribution.

(c) Sales, Issuances and Redemptions of Equity Securities. Until the first day after the Restriction Period, neither HBI nor any HBI Affiliate shall, or shall agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of HBI or any HBI Affiliate; provided, however, that (i) HBI may repurchase such Equity Securities to the extent that such repurchases meet the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its modification by Revenue Procedure 2003-48), (ii) HBI may issue such Equity Securities to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d), and (iii) HBI may issue Equity Securities provided that such issuance, individually or when aggregated with other issuances and any transactions occurring in the four-year period beginning on the date which is two years before the Distribution Date, and with any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution (other than issuances of Equity Securities described in clause (ii) above), results in one or more Persons acquiring, directly or indirectly, (as determined under Section 355(e) of the Code, taking into account applicable constructive ownership rules) stock representing a 35% or greater interest, by vote or value, in HBI (or any successor thereto).

(d) Tender Offers; Other Business Transactions. Until the first day after the Restriction Period, neither HBI nor any HBI Affiliate shall (i) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of HBI, (ii) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Securities of HBI, or (iii) approve or otherwise permit any proposed business combination or merger or any transaction which, in the case of clauses (i), (ii) or (iii), individually or when aggregated with any other transactions occurring within the four-year period beginning on the date which is two years before the Distribution Date, and with any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution (other than issuances of Equity Securities described in Section 4.2(c)(ii) above), results in one or more Persons acquiring, directly or indirectly, (as determined under Section 355(e) of the Code, taking into account applicable constructive ownership rules) stock representing a 35% or greater interest, by vote or value, in HBI (or any successor thereto). In addition, neither HBI nor any HBI Affiliate shall at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in clauses (i), (ii) or (iii) of the preceding sentence if it is pursuant to an arrangement negotiated (in whole or in part) prior to the first anniversary of the Distribution, even if at the time of the Distribution or thereafter such action is subject to various conditions.

(e) Dispositions of Assets. Until the first day after the Restriction Period, neither HBI nor any HBI Affiliate shall, or shall agree to, sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a subsidiary and any transaction treated for tax purposes as a sale, transfer or disposition) that, in the aggregate, constitute more than 50% of the gross assets of HBI, nor shall HBI or any HBI Affiliate sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a subsidiary and any transaction treated for tax purposes as a sale, transfer or disposition) that, in the aggregate, constitute more than 50% of the consolidated gross assets of the HBI Group. The foregoing sentence shall not apply to sales, transfers, or dispositions of assets in the ordinary course of business. The percentages of gross assets or consolidated gross assets of HBI or the HBI Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of HBI and the members of the HBI Group as of the Distribution Date. Notwithstanding the foregoing, until the first day after the Restriction Period HBI shall not (and shall not agree to) cease, transfer, or dispose of all or any portion of the Socks Business (as that term is defined in the Ruling Request) other than sales, transfers, or dispositions of assets in the ordinary course of business. For purposes of this Section 4.2(e), a merger of HBI or one of its subsidiaries with and into any Person (other than HBI or one of its subsidiaries) shall constitute a disposition of all of the assets of HBI or such subsidiary.

(f) Liquidations, Mergers, Reorganizations. Until the first day after the Restriction Period, neither HBI nor its subsidiaries shall, or shall agree to, voluntarily dissolve or liquidate or engage in any merger (except for a Cash Acquisition Merger), consolidation or other reorganization; provided, however, mergers of direct or indirect wholly-owned subsidiaries of HBI solely with and into HBI or with other direct or indirect wholly-owned subsidiaries of HBI, and liquidations of HBI’s subsidiaries, are not subject to this Section 4.2(f) to the extent not inconsistent with the Tax-Free Status of the Restructuring and the Distribution; provided further that nothing in this Section 4.2(f) shall prohibit any merger involving HBI or an HBI Affiliate not otherwise prohibited by Section 4.2(d).

(g) Gain Recognition Agreements. HBI shall not take any action (including, but not limited to, the sale or disposition of any stock, securities, or other assets), or permit any HBI Affiliate to take any such action, and HBI shall not fail to take any such action or permit any HBI Affiliate to fail to take any such action that would cause Sara Lee or any Sara Lee Affiliate to recognize gain under any Gain Recognition Agreement.

(h) Changes to Voting Rights. Until the first day after the Restriction Period, neither HBI nor any HBI Affiliate shall amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its separate classes of stock (including, without limitation, through the conversion of one class of stock into another class of stock), but only to the extent such change, if treated as an issuance of Equity Securities, would be prohibited by Section 4.2(c).

(i) Permitted Transactions. Notwithstanding the restrictions otherwise imposed by Sections 4.2(c) through 4.2(h), during the Restriction Period, HBI may (i) approve, participate in, support or otherwise permit a proposed business combination or transaction that would otherwise breach the covenant set forth in Section 4.2(d), (ii) sell or otherwise dispose of the assets of the HBI Group in a transaction that would otherwise breach the covenant set forth in Section 4.2(e), (iii) merge HBI or any HBI Affiliate with another entity without regard to which party is the surviving entity in a transaction that would otherwise breach the covenant set forth in Section 4.2(f), (iv) issue Equity Securities of HBI or any HBI Affiliate in a transaction that would otherwise breach the covenant set forth in Section 4.2(c), or (v) take any action affecting the relative voting rights of the separate classes of stock of HBI or any HBI Affiliate that would otherwise breach the covenant set forth in Section 4.2(h), if and only if such transaction or action would not violate Section 4.2(a) or Section 4.2(b) and Section 4.2(j) is satisfied.

(j) Supplemental Ruling; Tax Opinion. Prior to entering into any agreement contemplating a transaction or action described in clauses (i), (ii), (iii), (iv) or (v) of Section 4.2(i) and prior to consummating any such transaction or action: (A) HBI shall request that Sara Lee obtain a Supplemental Ruling in accordance with Section 4.3 of this Agreement to the effect that such transaction will not affect the Tax-Free Status of the Restructuring and the Distribution and Sara Lee shall have received such a Supplemental Ruling in form and substance satisfactory to Sara Lee in its sole and absolute discretion or (B) HBI shall provide Sara Lee with an unqualified Tax Opinion from a nationally recognized independent tax advisor in form and substance satisfactory to Sara Lee in its sole and absolute discretion (and in determining whether an opinion is satisfactory, Sara Lee may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) providing that such transaction or action will not affect the Tax-Free Status of the Restructuring and the Distribution.

4.3 Supplemental Rulings and Restrictions on HBI.

(a) Supplemental Rulings at Sara Lee Request. Sara Lee shall have the right to obtain a Supplemental Ruling in its sole and absolute discretion. If Sara Lee determines to obtain a Supplemental Ruling, HBI shall (and shall cause each HBI Affiliate to) cooperate with Sara Lee and take any and all actions reasonably requested by Sara Lee in connection with obtaining the Supplemental Ruling (including, without limitation, by making any representation or covenant or providing any materials or information requested by any Tax Authority; provided that HBI shall not be required to make (or cause any HBI Affiliate to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Sara Lee shall reimburse HBI for all reasonable costs and expenses incurred by HBI or its Affiliates in obtaining a Supplemental Ruling requested by Sara Lee within ten (10) Business Days after receiving an invoice from HBI therefor. In connection with obtaining a Supplemental Ruling pursuant to this Section 4.3(a), (A) Sara Lee shall keep HBI informed in a timely manner of all material actions taken or proposed to be taken by Sara Lee in connection therewith; (B) Sara Lee shall (1) reasonably in advance of the submission of any Supplemental Ruling Request, provide HBI with a draft copy thereof, (2) reasonably consider HBI’s comments on such draft copy, and (3) provide HBI with a final copy of any Supplemental Ruling Request; and (C) Sara Lee shall provide HBI with notice reasonably in advance of, and HBI shall have the right to attend, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such Supplemental Ruling.

(b) Supplemental Rulings at HBI’s Request. Sara Lee agrees that at the reasonable request of HBI pursuant to Section 4.2(j), Sara Lee shall (and shall cause each Sara Lee Affiliate to) cooperate with HBI and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental Ruling from the IRS for the purpose of confirming compliance on the part of HBI or an HBI Affiliate with its obligations under Section 4.2 of this Agreement. Further, in no event shall Sara Lee be required to file any Supplemental Ruling Request under this Section 4.3(a) unless HBI represents that (A) it has reviewed the Supplemental Ruling Documents and (B) all information and representations, if any, relating to HBI or any HBI Affiliate, contained in the Supplemental Ruling Documents are true, correct and complete in all material respects. HBI shall reimburse Sara Lee for all reasonable costs and expenses incurred by Sara Lee or its Affiliates in obtaining a Supplemental Ruling requested by

HBI within ten (10) Business Days after receiving an invoice from Sara Lee therefor. HBI hereby agrees that Sara Lee shall have sole and exclusive control over the process of obtaining a Supplemental Ruling, and that only Sara Lee shall apply for a Supplemental Ruling. In connection with obtaining a Supplemental Ruling pursuant to this Section 4.3(b), (A) Sara Lee shall keep HBI informed in a timely manner of all material actions taken or proposed to be taken by Sara Lee in connection therewith; (B) Sara Lee shall (1) reasonably in advance of the submission of any Supplemental Ruling Request, provide HBI with a draft copy thereof, (2) reasonably consider HBI’s comments on such draft copy, and (3) provide HBI with a final copy of any Supplemental Ruling Request; and (C) Sara Lee shall provide HBI with notice reasonably in advance of, and HBI shall have the right to attend, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such Supplemental Ruling.

(c) Prohibition on HBI. HBI hereby agrees that neither it nor any HBI Affiliate shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) concerning the Restructuring or the Distribution (or the impact of any transaction on the Restructuring or the Distribution).

4.4 Liability for Undertaking Certain Actions. Notwithstanding anything in this Agreement to the contrary, HBI shall be responsible for, and shall indemnify and hold harmless Sara Lee and each of its Affiliates from and against any liability for Taxes that are attributable to or result from (i) any act or failure to act by HBI or any HBI Affiliate, which action or failure to act breaches any of the representations or covenants contained in Article IV hereof (without regard to the exceptions or provisos set forth in such provisions), expressly including, for this purpose, any Permitted Transactions and any act or failure to act that breaches Section 4.2(a) or 4.2(b), regardless of whether such act or failure to act is permitted by Section 4.2(c) through 4.2(h), and (ii) Tax counsel withdrawing all or any portion of the Tax Opinion or any Tax Authority withdrawing all or any portion of a private letter ruling issued to Sara Lee in connection with the Restructuring and/or the Distribution because of a breach by HBI or any HBI Affiliate of a representation made in this Agreement (or made in connection with the Tax Opinion or any Supplemental Ruling contemplated by Section 4.3(e)).

4.5 Cooperation.

(a) Without limiting the prohibition set forth in Section 4.3(c), until the first day after the Restriction Period, HBI shall furnish Sara Lee with a copy of any ruling request that HBI or any HBI Affiliate may file with the IRS or any other Tax Authority and any opinion received that in any respect relates to, or otherwise reasonably could be expected to have any effect on, the Tax-Free Status of any of the Restructuring and the Distribution.

(b) Sara Lee shall reasonably cooperate with HBI in connection with any request by HBI for an unqualified Tax Opinion pursuant to Section 4.2(j) and shall use its reasonable best efforts to assist HBI in obtaining an unqualified Tax Opinion pursuant to Section 4.2(j).

(c) Until the first day after the Restriction Period, HBI shall provide adequate advance notice to Sara Lee in accordance with the terms of Section 4.5(d) of any action described in Sections 4.2(a) through 4.2(h) within a period of time sufficient to enable Sara Lee to seek injunctive relief pursuant to Section 4.6 in a court of competent jurisdiction.

(d) Each notice required by Section 4.5(c) shall set forth the terms and conditions of any such proposed transaction, including, without limitation, (i) the nature of any related action proposed to be taken by the board of directors of HBI, (ii) the approximate number of Equity Securities (and their voting and economic rights) of HBI or any HBI Affiliate (if any) proposed to be sold or otherwise issued, (iii) the approximate value of HBI’s assets (or assets of any HBI Affiliate) proposed to be transferred, and (iv) the proposed timetable for such transaction, all with sufficient particularity to enable Sara Lee to seek such injunctive relief. Promptly, but in any event within 30 days, after Sara Lee receives such written notice from HBI, Sara Lee shall notify HBI in writing of Sara Lee’s decision to seek injunctive relief pursuant to Section 4.6.

(e) From and after the date Sara Lee first requests a Supplemental Ruling pursuant to Section 4.3 until the first day after the two-year anniversary of such date that Sara Lee receives such Supplemental Ruling (pursuant to Section 4.3(a) or 4.3(b)), neither HBI nor any HBI Affiliate shall take (or refrain from taking) any action to the extent that such action or inaction would have caused a representation given by HBI in connection with any such request for a Supplemental Ruling to have been untrue as of the relevant representation date, had HBI or any HBI Affiliate intended to take (or refrain from taking) such action on the relevant representation date.

4.6 Enforcement. The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this Article IV were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that, in order to preserve the Tax-Free Status of the Restructuring and the Distribution, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

ARTICLE V

COOPERATION AND EXCHANGE OF INFORMATION

5.1 Cooperation.

(a) Notwithstanding anything to the contrary in the Separation Agreement and the Ancillary Agreements, Sara Lee and HBI shall cooperate (and shall cause each of their respective Affiliates to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return or the conduct of any audit, dispute, proceeding, suit, or Tax action concerning any issues or any other matter contemplated hereunder. Such cooperation shall include, without limitation:

i) Compliance with the provisions of Section 3.4;

ii) The retention and provision on demand of books, records, documentation, information, or other materials relating to any Tax Return, or any supplemental information necessary or reasonably helpful to support any position taken therein, until the later of (x) the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof) and (y) in the event any claim has been made under this Agreement for which such information is relevant, the occurrence of a Final Determination with respect to such claim;

iii) Unless otherwise agreed to by the parties, the retention and provision on demand, of any books, records, documentation, information, or other materials necessary or reasonably helpful in sustaining any position (including, without limitation, any transfer pricing position) taken with any Taxing Authority including, without limitation, materials regarding accounting, income and expense, costs and cost production, background, research and development, comparables, marketing, suppliers and customers, and other information regarding the HBI Business related to the Tax treatment of such business;

iv) The retention and provision of additional information with respect to an explanation of the manner in which any Tax Return or Tax Package was prepared and filed, and any additional information reasonably helpful in explaining the materials provided under clauses (ii) and (iii) of this Section 5.1 until the other party provides written notice that such material may be destroyed;

v) The execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return by Sara Lee or its Affiliates or HBI or its Affiliates, or in connection with any audit, proceeding, refund claim, suit, or action for any such Tax Return;

vi) The use of the parties’ reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing; and

vii) The retention in good working order, and maintenance, of all computer systems, computer language, computer code, or any other computer or electronic data, or records necessary (including, without limitation, the Lawson system) for the retrieval and classification of information that could be requested pursuant to this Section 5.1 or Section 3.4 until the other party provides written notice that such retention and maintenance is not longer required.

Each party shall make its employees and facilities available on a mutually convenient basis, without cost to the other party, to facilitate such cooperation. In addition, upon 48 hours’ notice, each party shall have the option to use its own employees or agents to view or obtain the materials contemplated in this Section 5.1 from the other party’s facilities.

(b) Any materials contemplated under Section 5.1(a) and Section 3.4 shall be provided whether or not such material is or may be confidential or proprietary. If, however, the providing party determines in good faith that any materials are confidential or proprietary, the providing party may require the requesting party to enter into a confidentiality agreement with respect to such materials, not inconsistent with the purposes for which the party made the request for information. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentially for its own similar information.

(c) Any computer or electronic records or data required to be maintained pursuant to this Section 5.1 must be kept in the accordance with federal, state, local, and foreign laws including, without limitation, the IRS electronic filing laws.

(d) Sara Lee shall advise HBI with respect to any Final Determination of Tax adjustments relating to the Sara Lee Consolidated Group if such Final Determination of Tax adjustments may affect any Tax attribute of any member of the HBI Group after the Distribution Date.

(e) Notwithstanding anything to the contrary in this Agreement, if a party materially fails to comply with any of its obligations set forth in this Section 5.1, upon reasonable request and notice by the other party, the non-performing party shall (i) reimburse the other party for any internal or incremental costs incurred by such other party in having its employees or agents view or obtain such material, and (ii) to the extent such failure results in the imposition of additional Taxes be liable in full for such additional Taxes.

5.2 Contest Provisions.

(a) The party responsible for the Taxes under Section 2.1 (the “Responsible Party”), shall, with respect to a Tax Return, have the exclusive right to control, contest, and represent the interests of Sara Lee, HBI and their respective Affiliates in any Tax controversy, including (without limitation) any audit, protest, or claim for refund to the Appeals Division of the IRS, competent authority proceeding and litigation in Tax Court or any other court of competent jurisdiction (a “Tax Controversy”) related to such Tax Return. Subject to Section 5.2(d)(ii) hereof, such exclusive right shall include the right, in the Responsible Party’s reasonable discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Controversy. Such control rights shall extend to any matter pertaining to the management and control of a Tax Controversy, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in the handling or contesting of a Tax Controversy shall be borne by the Responsible Party.

(b) Notwithstanding anything to the contrary in Section 5.2(a), Sara Lee shall be the Responsible Party with respect to (i) all Tax Returns for the Sara Lee Consolidated Group and Sara Lee Group, and (ii) all Straddle Period Tax Returns and Tax Returns for a Combined Jurisdiction which include a tax period for which Sara Lee is responsible for the Taxes under Section 2.1.

(c) Sara Lee shall use reasonable efforts to keep HBI advised as to the status of Tax audits and litigation involving any issue that relates to a Tax of HBI or any HBI Affiliate or that could give rise to a liability of HBI or any HBI Affiliate under this Agreement, and HBI shall use reasonable efforts to keep Sara Lee advised as to the status of Tax audits and litigation involving any issue that related to a Tax of Sara Lee or any Sara Lee Affiliate or could give rise to a liability of Sara Lee or any Sara Lee Affiliate under this Agreement (in each case, a

“Liability Issue”). Sara Lee and HBI shall promptly furnish each other copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial, or other governmental authority concerning any Liability Issue pertaining to the other party. Without limiting the foregoing, Sara Lee and HBI, as the case may be, shall each promptly furnish to the other within 30 days of receipt a copy of the relevant section of the revenue agent’s report or similar report, notice of proposed adjustment, or notice of deficiency received by Sara Lee or its Affiliate or by HBI or its Affiliate, as the case may be, relating to any Liability Issue or any adjustment referred to in this Section 5.2(c).

(d) Notwithstanding Section 5.2(a),

i) With respect to any Tax Controversy, to the extent a party may be responsible for Taxes under Section 2.1 with respect to a given Tax Return or to the extent resolution of the Tax Controversy could give rise to a material Tax Detriment or loss of a material Tax Benefit to such party, but such party is not the Responsible Party, then the Responsible Party shall provide such other party (at such other party’s expense) reasonable participation rights with respect to so much of the Tax Controversy as relates to Taxes for which such other party may be responsible; and

ii) A Responsible Party shall not settle or otherwise voluntarily resolve or disclose any Tax Controversy which could give rise to a material Tax Detriment or loss of a material Tax Benefit to the other party without such other party’s consent, not to be unreasonably withheld.

5.3 Information for Shareholders. Sara Lee shall provide each shareholder that receives stock of HBI pursuant to the Distribution with the information necessary for such shareholder to comply with the requirements of Section 355 of the Code and the Treasury regulations thereunder with respect to statements that such shareholders must file with their federal income tax returns demonstrating the applicability of Section 355 to the Distribution.

ARTICLE VI

DISPUTE RESOLUTION

6.1 Amicable Resolution. The parties desire that friendly collaboration will develop between them. Accordingly, they will try to resolve in an amicable manner all disputes and disagreements connected with their respective rights and obligations under this Agreement in accordance with Section 6.12 of the Separation Agreement.

6.2 Arbitration. In the event of any dispute, controversy, or claim arising under or in connection with this Agreement (including any dispute, controversy, or claim relating to the breach, termination, or validity thereof), the parties shall submit any such dispute, controversy, or claim to binding arbitration in accordance with Section 6.13 of the Separation Agreement, provided, however, that this Section 6.2 shall not apply to any (a) suits seeking injunctive relief or specific performance, or (b) dispute, controversy, or claim arising under Article IV of this Agreement (including any dispute, controversy, or claim relating to the breach, termination, or validity thereof).

ARTICLE VII

MISCELLANEOUS

7.1 Effectiveness. This Agreement shall become effective on the Distribution Date.

7.2 Indemnification for Inaccurate, Incomplete or Untimely Information.

(a) HBI and each HBI Affiliate shall indemnify and hold harmless Sara Lee and each Sara Lee Affiliate from and against any liability, cost or expenses, including, without limitation, any fine, penalty, interest, charge or accountant’s fee, arising out of fraudulent or negligent information, workpapers, documents and other items prepared by HBI or any HBI Affiliate used in the preparation of any Tax Return or claim for refund filed by Sara Lee or any Sara Lee Affiliate for any period during which HBI or any HBI Affiliate was or has been a member of the Sara Lee Consolidated Group, or arising out of the untimely provision of information required to provided under this Agreement.

(b) Sara Lee and each Sara Lee Affiliate shall indemnify and hold harmless HBI and each HBI Affiliate from and against any liability, cost or expense, including, without limitation, any fine, penalty, interest, charge or accountant’s fee, arising out of fraudulent or negligent preparation of any Tax Return or claim for refund filed by Sara Lee or a Sara Lee Affiliate for any period during which HBI or any member of the HBI Group was or has been a member of the Sara Lee Consolidated Group, or arising out of the untimely provision of information required to provided under this Agreement.

7.3 Breach. Sara Lee shall indemnify and hold harmless HBI and each HBI Affiliate, and HBI shall indemnify and hold harmless Sara Lee and each Sara Lee Affiliate, from and against any payment required to be made under this Agreement as a result of the breach by Sara Lee (or Sara Lee Affiliate) or HBI (or HBI Affiliate), as the case may be, of any obligation under this Agreement.

7.4 Disclaimers.

(a) Sara Lee disclaims all knowledge of or responsibility for the content or accuracy of any separate returns or filings made by or on behalf of HBI or any HBI Affiliate for any taxable period during which such company was not a member of the Sara Lee Consolidated Group.

(b) HBI disclaims all knowledge of or responsibility for the content or accuracy of any Tax Returns or filings made by or on behalf of the Sara Lee Consolidated Group or any member thereof for any period except to the extent such Tax Returns or filings reflect items of the HBI Business.

7.5 Payments. In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then to the extent not otherwise provided for in this Agreement, such payment shall be made according to this Section 7.5.

(a) All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for the payment in this Agreement, or if no period is prescribed, within 20 days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Unless otherwise required by any Final Determination, the parties agree that any payment made by one party to another party (other than payments of interest and payment of After Tax Amounts pursuant to Section 7.5(d)) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as payments with respect to stock (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution.

(c) All actions required to be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) If, pursuant to a Final Determination, it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest) is subject to any Tax, the party making such payment shall be liable for (i) the After Tax Amount with respect to such payment, and (ii) interest at the rate described in 7.5(e) on the amount of such tax from the date such Tax is due through the date of payment of such After Tax Amount. A party making a demand for payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(e) Any payment that is required to be made pursuant to this Agreement (i) by HBI (or an HBI Affiliate) to Sara Lee (or a Sara Lee Affiliate) or (ii) by Sara Lee (or a Sara Lee Affiliate) to HBI (or an HBI Affiliate), that is not made on or prior to the date that such payment is required to be made pursuant to this Agreement shall thereafter bear interest at the rate established for underpayments pursuant to Section 6621(a)(2) of the Code.

(f) Any payment that is required to be made pursuant to this Agreement (i) by HBI (or an HBI Affiliate) to Sara Lee (or a Sara Lee Affiliate) or (ii) by Sara Lee (or a Sara Lee Affiliate) to HBI (or an HBI Affiliate), shall be made by wire transfer of immediately available funds, provided that if the amount of any payment is less than $10,000, such payment may be made in a form other than a wire transfer.

7.6 Changes in Law. Any reference to a provision of the Code, Treasury Regulations, or a law of another jurisdiction shall include a reference to any applicable successor provision or law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date specified in the preamble to this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

7.7 Notices. All notices, demands and other communications given under this Agreement must be in writing and must be either personally delivered, telecopied (and confirmed by telecopy answer back), mailed by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) to the recipient at the address or telecopy number indicated below or such other address or telecopy number or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice, demand or other communication under this Agreement shall be deemed to have been given when so personally delivered or so telecopied and confirmed (if telecopied before 5:00 p.m. Eastern Standard Time on a business day, and otherwise on the next business day), or if sent, one business day after deposit with an overnight courier, or, if mailed, five business days after deposit in the U.S. mail.

If to Sara Lee, at:

Sara Lee Corporation

Three First National Plaza

70 West Madison

Chicago, Illinois 60602-4260

Facsimile Number: 312-558-4956

Attention: Senior Vice-President - Taxes

If to HBI, at:

Hanesbrands Inc.

1000 East Hanes Mill Road

Winston-Salem, North Carolina 27105

Facsimile Number: 336-519-7441

Attention: Senior Vice-President - Taxes

7.8 Entire Agreement; Incorporation of Schedules and Exhibits. This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached hereto and thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. All schedules and exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

7.9 Authority. Each of the parties hereto represents, on behalf of itself and its affiliates, to the other that (a) it has the corporate power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporation or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

7.10 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

7.11 Successors and Assigns.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any instrument purporting to make such an assignment without prior written consent shall be void; provided, however, either party may assign this Agreement to a successor entity in conjunction with a merger effected solely for the purpose of changing such party’s state of incorporation (but subject to any other applicable requirements of this Agreement, the Separation Agreement, and the Ancillary Agreements). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(b) Notwithstanding Section 7.11(a), if it is contemplated that an HBI Affiliate may cease to be such an Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred (other than consideration consisting of the redemption of equity interests in the entity which is transferring the stock or ownership interests of such Affiliate), and such consideration is not distributed to HBI shareholders, then HBI may request in writing no later than thirty (30) days prior to such cessation that Sara Lee execute a release of such HBI Affiliate from its obligations under this Agreement effective as of such transfer, and Sara Lee shall promptly execute such release; provided that (i) HBI shall have confirmed in writing the obligations of HBI and its remaining Affiliates with respect to their own obligations and those of the departing HBI Affiliate and shall succeed to the rights of such HBI Affiliate under this Agreement; and (ii) such departing HBI Affiliate shall have executed a release of any rights it may have against Sara Lee or any Sara Lee Affiliate by reason of this Agreement. A correlative process shall apply if it is contemplated that a Sara Lee Affiliate may cease to be such an Affiliate under similar circumstances.

7.12 Joint and Several Liability. HBI and each HBI Affiliate shall have joint and several liability for any obligation of HBI or an HBI Affiliate arising pursuant to this Agreement. Sara Lee and each Sara Lee Affiliate shall have joint and several liability for any obligation of Sara Lee or a Sara Lee Affiliate arising pursuant to this Agreement.

7.13 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties, their respective Affiliates, and their respective successors and permitted assigns, any rights or remedies of any nature whatsoever under or by virtue of this Agreement.

7.14 Legal Enforceability; Waiver of Default.

(a) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

(b) Waiver by either party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

7.15 Action by Affiliates. To the extent HBI is obligated to take any action under this Agreement, and such action is more properly taken by an HBI Affiliate, then HBI shall cause such Affiliate to take such action. To the extent HBI is obligated to refrain from taking any action under this Agreement, HBI shall cause each of its Affiliates to refrain from taking such action. Sara Lee shall be subject to similar rules regarding actions to be taken, or to be refrained from being taken, by it and its Affiliates.

7.16 Expenses. Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement.

7.17 Confidentiality.

(a) Each party shall hold and cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information written or oral concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 7.17. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if its exercises the same care as it takes to preserve confidentiality for its own similar information.

(b) Notwithstanding Section 7.17(a), the provisions regarding confidentiality set forth in Section 5.1 shall govern information required to be provided pursuant to Sections 3.4 and 5.1.

7.18 Amendments and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a party only if such amendment or waiver is set forth in a writing executed by such party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.

7.19 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 7.18 and shall be effective only to the extent in such writing specifically set forth.

7.20 Limitation on Damages. Each party irrevocably waives, and no party shall be entitled to seek or receive, consequential, special, indirect or incidental damages (including without limitation damages for loss of profits) or punitive damages, regardless of how such damages were caused and regardless of the theory of liability; provided that the foregoing shall not limit each party’s indemnification obligations set forth in the Separation Agreement and the Ancillary Agreements.

7.21 Severability. The parties agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by applicable law.

7.22 SUBMISSION TO JURISDICTION. SUBJECT TO SECTION 6.2, EACH OF THE PARTIES IRREVOCABLY SUBMITS (FOR ITSELF AND IN RESPECT OF ITS PROPERTY) TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN CHICAGO, ILLINOIS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT; PROVIDED THAT THE PARTIES MAY BRING ACTIONS OR PROCEEDINGS AGAINST EACH OTHER IN OTHER JURISDICTIONS TO THE EXTENT NECESSARY TO IMPLEAD THE OTHER PARTY IN ANY ACTION COMMENCED BY A THIRD PARTY THAT IS RELATED TO THIS AGREEMENT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT OR IN OTHER JURISDICTIONS UNLESS SUCH ACTIONS OR PROCEEDINGS ARE NECESSARY TO IMPLEAD THE OTHER PARTY IN ANY ACTION COMMENCED BY A THIRD PARTY THAT IS RELATED TO THIS AGREEMENT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 7.7 ABOVE. NOTHING IN THIS SECTION 7.22, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW

OR AT EQUITY. EACH PARTY AGREES THAT A FINAL NONAPPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

7.23 WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

7.24 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The parties have participated jointly in the negotiation and drafting of this Agreement, the Separation Agreement, and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto.

7.25 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.26 Delivery by Facsimile and Other Electronic Means. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such party forever waives any such defense.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

Sara Lee Corporation

By:
Title:

Hanesbrands Inc.

By:
Title: